Exhibit 99

SWM ANNOUNCES SECOND QUARTER 2012 RESULTS AND A TWO-FOR-ONE STOCK SPLIT

ALPHARETTA, GA, August 1, 2012 -- SWM (NYSE: SWM) today reported second quarter 2012 earnings results for the period ended June 30, 2012. The company also announced a two-for-one stock split and a quarterly common stock dividend of $0.15 per share. The stock split will be effected as a 100% stock distribution to shareholders of record August 13, 2012, to be distributed on August 21, 2012. A quarterly common stock dividend of $0.15 per share will be payable on September 28, 2012 to stockholders of record on August 30, 2012. The newly distributed shares from the stock split will receive the quarterly dividend payable on September 28, effectively doubling SWM's quarterly dividend payout on pre-split share holding positions.

Second Quarter Financial Highlights:

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Net sales of $198.8 million; Excluding the unfavorable $24.0 million impact of quarter-over-quarter currency changes, adjusted net sales (see "constant currency net sales" in non-GAAP reconciliations) of $222.8 million increased 8% over the prior-year quarter

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Operating profit, excluding restructuring and impairment expense, of $40.8 million. Also excluding $7.1 million of unfavorable currency impact, Adjusted Operating Profit would have been 48% higher than the prior-year quarter

•	Net Income of $21.0 million; $35.6 million year-to-date

•	Adjusted EBITDA from Continuing Operations (see non-GAAP reconciliations) of $50.5 million; $104.6 million year-to-date

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Diluted net income per share from continuing operations of $1.32, compared to $1.17 per share in second quarter 2011; Adjusted income per share from continuing operations of $1.64 compared to $1.21 per share in the second quarter of 2011 (see non-GAAP reconciliations)

Second Quarter & First Half Operational Highlights:

•	Sales volumes of Lower Ignition Propensity (LIP) cigarette paper increased by 16% versus the prior-year quarter and were 29% higher in the first half of 2012 versus the first half of 2011

•	Reconstituted Tobacco volumes increased 5% in the first half of 2012 over the first half of 2011

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Paper segment volumes, which includes LIP, decreased 9% versus the prior-year quarter due to declines in western world tobacco consumption, timing of customer orders and elimination of unprofitable business in selected areas

•	Continued cost savings and benefits from operational excellence initiatives

Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer, commented, "Second quarter results, except for the continued weakening of the euro, were within our expectations. We saw ongoing growth in LIP sales, and we continue to expect EU LIP volumes to increase strongly during the second half of 2012 in line with our original projections for full year customer commitments. We also continue to expect full year 2012 RTL volumes to increase moderately over the prior year. Temporary machine shutdowns were implemented as required during the quarter to address lower Paper segment volumes, and actions to address on-going imbalances of demand and supply remain under consideration."

"From an operational perspective, we remain on track to achieve our total year earnings commitment; however, the weaker euro has caused us to reduce our full year 2012 guidance, now expected to be $7.05 adjusted diluted earnings per share (a non-GAAP metric)," continued Mr. Villoutreix. "This is before adding in the expected approximate $0.22 favorable impact of 2012 share repurchases. However, if July 2012 exchange rate levels persist during the second half of 2012, we foresee a currency headwind of approximately $0.12 to $0.15 per share on our current guidance."

"Our underlying business remains strong and, on a currency-neutral basis, our total year 2012 Adjusted Net Income from Continuing Operations projection will have increased by approximately 22% versus 2011. This continues the significant growth in earnings we have achieved each year since 2009. The Board of Directors has approved the first stock split in SWM's history. This action, combined with maintaining our $0.15 per share quarterly dividend after instituting the two-for-one stock split, represents a doubling of our quarterly dividend payout. The split should make our shares more accessible, increase our shareholder base and improve market liquidity.  It reflects the confidence we have in the long-term strength of our company and supports our ongoing commitment to enhancing shareholder value."

Year-to-Date Cash Flow and Debt

Cash provided by operations was $72.3 million for the six months ended June 30, 2012, compared with $12.2 million in the prior-year period. The higher cash generation during the 2012 period was largely due to higher profitability net of the non-cash impairment charge and less working capital usage.

The company repurchased $24.1 million of SWM shares during the second quarter under the $50.0 million 2012 share repurchase authorization, bringing its year-to-date purchases to $45.7 million

Net debt at June 30, 2012 was $85.6 million, up $16.1 million compared with $69.5 million at December 31, 2011. The increase in net debt is largely the result of returning $45.7 million to shareholders through share repurchases offset by cash generated in the business.

Capital spending was $14.0 million and $42.1 million during the six month periods ended June 30, 2012 and 2011, respectively. The 2011 capital spending included $29.0 million toward construction of the RTL facility in the Philippines to a mothball state and $4.5 million toward completion of the LIP printing facility in Poland. Capital spending is projected to be approximately $30 million in 2012. Other cash uses during 2012 are currently expected to be $35 million to $45 million including dividends and the equity investment in our China RTL joint venture, CTS.

The company filed its quarterly report on Form-10-Q with the Securities and Exchange Commission today, which included the condensed consolidated financial statements and other important information.

Conference Call

SWM will hold a conference call to review second quarter 2012 results with investors and analysts at 8:30 a.m. eastern time on Thursday, August 2, 2012. The conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a diversified producer of premium specialty papers for the tobacco industry. It also manufactures specialty papers for other applications. SWM and its subsidiaries conduct business in over 90 countries and employ 2,800 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada, Poland and two joint ventures in China. For further information, please visit the company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 such as those statements concerning its projected future earnings, expected restructuring costs and future savings that are subject to the safe harbor created by that Act. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

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SWM has manufacturing facilities in 7 countries, two joint ventures in China, and sells products in over 90 countries. As a result, it is subject to a variety of import and export tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact the company's business in a variety of ways, including increasing expenses, decreasing sales, limiting its ability to repatriate funds and generally limiting its ability to conduct business.

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The company's sales are concentrated to a limited number of customers. In 2011, 54% of its sales were to its four largest customers. The loss of one or more of these customers, or a significant reduction in one or more of these customers' purchases, particularly those that impact our higher value LIP papers or reconstituted tobacco, could have a material adverse effect on the company's results of operations.

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The company's financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes. A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

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As a result of excess capacity in the tobacco-related papers industry and increased operating costs, competitive levels of selling prices for certain of the company's products are not sufficient to cover those costs with a margin that the company considers reasonable. Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment as well as employee severance expenses associated with downsizing activities. The company will continue to disclose any such actions as they are announced to affected employees or otherwise become certain and will continue to provide updates to any previously disclosed expectations of expenses associated with such actions.

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The company suspended construction of its Philippine RTL manufacturing site during 2011. The carrying value of the partially constructed assets is evaluated for impairment at each reporting period by assessing the recoverability of the costs based on the undiscounted cash flows of the operation, likelihood of its reactivation and alternative uses for the equipment. This evaluation could result in a decision to record an impairment of some or a substantial portion of the net book value of the RTL Philippines property, plant and equipment which was $71.4 million as of June 30, 2012.

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The demand for our reconstituted tobacco leaf product is subject to change depending on the rate at which this product is included by our customers in the blend that forms the column of tobacco in their various cigarette brands as well as the supply and cost of natural tobacco leaf, which serves to an extent as a substitute for reconstituted tobacco. A change in the inclusion rate or the dynamics of the natural leaf tobacco market can have a material effect on the volume of reconstituted tobacco sales, the price for reconstituted tobacco or both, either of which can have a material effect on our earnings from that product line. In past years, the company has experienced the adverse effects for one or more years related to changes in the demand and supply relationship for natural leaf.

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In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products which can, in turn, reduces demand for our products. Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products. Also in recent years, certain governmental entities, particularly in North America and more recently Europe, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, the extent that such regulations may have a direct or indirect impact on the design of our customers' products or to what extent, if any, such legislation or regulations might affect our business directly or indirectly through their impact on our customers' businesses and products.

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Our portfolio of granted patents varies by country, which could have an impact on any competitive advantage provided by patents in individual markets. We rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect our intellectual property rights. In order to maintain the benefits of our patents, we may be required to enforce certain of our patents against infringement through court actions. However, we may be unable to prevent third parties from using our intellectual property or infringing on our patents without our authorization, which may reduce any competitive advantage we have developed. If we have to litigate to protect these rights, any proceedings could be costly, time consuming, could divert management resources, and we may not prevail. We cannot guarantee that any United States or foreign patents, issued or pending, will continue to provide us with any competitive advantage or will not be successfully challenged by third parties. We do not believe that any of our products infringe the valid intellectual property rights of third parties. However, we may be unaware of intellectual property rights of others that may cover some of our products or services. In that event, we may be subject to significant claims for damages. Effectively policing our intellectual property and patents is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property, patents or other proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

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Recent uncertainty in the EU financial markets has increased the possibility of significant changes in foreign exchange rates as governments take counter measures. As a large portion of our commercial business is euro denominated, any material change in the euro to U.S. dollar exchange rate could impact our results on a consolidated basis.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2011. The second quarter 2012 financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses and income tax valuation allowance changes. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

SWM management believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the company's business results.

(Tables to Follow)

SOURCE SWM:

CONTACT
Jeff Cook
+1-770-569-4277
or
Scott Humphrey
+1-770-569-4229

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(dollars in millions)

Net Sales
	Three Months Ended June 30			Six Months Ended June 30
	2012	2011	% Change	2012	2011	% Change
Paper	$141.9	$143.2	(0.9)%	$284.1	$268.3	5.9%
Reconstituted Tobacco	56.9	63.0	(9.7)	116.8	118.6	(1.5)
Total Consolidated	$198.8	$206.2	(3.6)%	$400.9	$386.9	3.6%

Operating Profit from Continuing Operations
	Three Months Ended June 30				Six Months Ended June 30
			Return on Net Sales				Return on Net Sales
	2012	2011	2012	2011	2012	2011	2012	2011
Paper	$20.8	$10.6	14.7%	7.4%	$25.1	$20.8	8.8%	7.8%
Reconstituted Tobacco	20.1	26.3	35.3	41.7	44.8	46.3	38.4	39.0
Unallocated	(5.4)	(5.3)			(10.0)	(9.1)
Total Consolidated	$35.5	$31.6	17.9%	15.3%	$59.9	$58.0	14.9%	15.0%

Restructuring and Impairment Expense
	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Paper	$2.1	$0.3	$20.0	$0.5
Reconstituted Tobacco	3.2	0.4	3.9	1.2
Unallocated	—	—	0.1	—
Total Consolidated	$5.3	$0.7	$24.0	$1.7

Operating Profit from Continuing Operations Excluding Restructuring & Impairment Expense*
	Three Months Ended June 30				Six Months Ended June 30
			Return on Net Sales				Return on Net Sales
	2012	2011	2012	2011	2012	2011	2012	2011
Paper	$22.9	$10.9	16.1%	7.6%	$45.1	$21.3	15.9%	7.9%
Reconstituted Tobacco	23.3	26.7	40.9	42.4	48.7	47.5	41.7	40.1
Unallocated	(5.4)	(5.3)			(9.9)	(9.1)
Total Consolidated	$40.8	$32.3	20.5%	15.7%	$83.9	$59.7	20.9%	15.4%

*Operating Profit from Continuing Operations Excluding Restructuring and Impairment Expense is a non-GAAP financial measure that is calculated by adding those items back to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Net Sales	$198.8	$206.2	$400.9	$386.9
Plus: Currency impact compared to prior year	24.0	N.A.	28.2	N.A.
Constant Currency Net Sales	$222.8	$206.2	$429.1	$386.9

Income from continuing operations per diluted share	$1.32	$1.17	$2.22	$2.10
Plus: Income tax valuation allowance per share	0.03	—	0.16	—
Plus: Restructuring & impairment expense per share	0.29	0.04	1.04	0.09
Adjusted Income Per Share from Continuing Operations	$1.64	$1.21	$3.42	$2.19

Net income per diluted share	$1.32	$1.14	$2.22	$2.05
Plus: Income tax valuation allowance per share	0.03	—	0.16	—
Plus: Restructuring & impairment expense per share:
Included in Income from continuing operations (above)	0.29	0.04	1.04	0.09
Included in loss from discontinued operations	—	0.02	—	0.03
Adjusted Net Income Per Share	$1.64	$1.20	$3.42	$2.17

Income from continuing operations	$21.0	$20.3	$35.6	$36.9
Plus: Interest expense	0.9	0.7	1.8	0.7
Plus: Income tax provision	13.5	11.6	23.2	22.5
Plus: Depreciation & amortization	9.8	10.8	20.0	21.5
Less: Amortization of deferred revenue	—	(2.5)	—	(4.9)
Plus: Restructuring & impairment expense	5.3	0.7	24.0	1.7
Adjusted EBITDA from Continuing Operations	$50.5	$41.6	$104.6	$78.4

Cash provided (used) by operating activities of continuing operations	$23.9	$12.7	$72.3	$14.8
Less: Capital spending	(6.2)	(14.4)	(14.0)	(42.1)
Less: Capitalized software costs	(0.2)	(0.2)	(0.3)	(1.0)
Less: Cash dividends paid	(2.4)	(2.6)	(4.8)	(5.3)
Free Cash Flow - continuing operations	$15.1	$(4.5)	$53.2	$(33.6)

	June 30, 2012		December 31, 2011
Total Debt	$174.1		$146.0
Less: Cash	88.5		76.5
Net Debt	$85.6		$69.5